Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

AVID SPV, LLC

AND

AVID BIOSERVICES, INC.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 30, 2021, by and between Avid SPV, LLC, a Delaware limited liability company (“SPV”), and Avid Bioservices, Inc., a Delaware corporation (“Avid”).

RECITALS:

WHEREAS, Avid desires to acquire the properties and other assets, and to assume all of the liabilities and obligations, of SPV by means of a merger of SPV with and into Avid;

WHEREAS, Section 18-209 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (the “LLC Act”), and Section 264 of the General Corporation Law of the State of Delaware, 8 Del. C. §§ 101, et seq. (the “DGCL”) authorize the merger of a Delaware limited liability company with and into a Delaware corporation; and

WHEREAS, the sole member and the Board of Managers of SPV and the Board of Directors of Avid have determined that it is advisable and in the best interests of SPV and Avid, respectively, for SPV and Avid to merge, with Avid as the surviving entity (the “Merger”), pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01          The Merger.

(a) After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, and subject to the applicable provisions of the DGCL and the LLC Act, SPV shall merge with and into Avid, with Avid being the surviving entity, and Avid shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (“Secretary of State”) in accordance with the provisions of the DGCL and the LLC Act and shall make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State or such later time as may be provided for in the Certificate of Merger (the “Effective Time”).

(b) At the Effective Time, SPV shall be merged with and into Avid, whereupon the separate existence of SPV shall cease, and Avid shall be the surviving entity of the Merger (the “Surviving Corporation”) in accordance with Section 18-209 of the LLC Act and Section 264 of the DGCL.

Section 1.02          Cancellation of Interests; Stock Unchanged. At the Effective Time:

(a) Each limited liability company interest of SPV outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be issued in respect thereof; and

(b) Each share of capital stock of Avid outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, remain unchanged and continue to remain outstanding as a share of capital stock of Avid.

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ARTICLE II

THE SURVIVING CORPORATION

Section 2.01          Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Avid in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation unless and until amended in accordance with their terms and applicable law. The name of the Surviving Corporation shall be Avid Bioservices, Inc.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01         Representations and Warranties of SPV.  SPV hereby represents and warrants that it:

(a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

(b) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c) is not in violation of any provisions of its certificate of formation or limited liability company agreement; and

(d) has full power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the sole member of SPV in accordance with the LLC Act, consummate the Merger and the other transactions contemplated by this Agreement.

Section 3.02          Representations and Warranties of Avid. Avid hereby represents and warrants that it:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

(b) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c) is not in violation of any provisions of its certificate of incorporation or bylaws; and

(d) has full corporate power and authority to execute and deliver this Agreement and consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 4.01          Transfer, Conveyance and Assumption. At the Effective Time, Avid shall continue in existence as the Surviving Corporation, and without further transfer, succeed to and possess all of the rights, privileges and powers of SPV, and all of the assets and property of whatever kind and character of SPV shall vest in Avid without further act or deed; thereafter, Avid, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of SPV, and any claim or judgment against SPV may be enforced against Avid, as the Surviving Corporation, in accordance with Section 18-209 of the LLC Act and Section 259 of the DGCL.

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Section 4.02         Further Assurances. If at any time Avid shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or right of SPV, or otherwise to carry out the provisions hereof, the proper representatives of SPV as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving Corporation, and otherwise to carry out the provisions hereof.

ARTICLE V

CONDITIONS TO THE MERGER

Section 5.01          Conditions to the Obligations of Each Party. The respective obligations of Avid and SPV to consummate the Merger are subject to the satisfaction of the following conditions as of the Effective Time:

(a) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(b) all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been obtained; and

(c) this Agreement shall have been approved by the sole member of SPV in accordance with the requirements of the LLC Act.

ARTICLE VI

TERMINATION

Section 6.01          Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned for any reason whatsoever by the sole member and Board of Managers of SPV or the Board of Directors of Avid, notwithstanding the adoption of this Agreement by the sole member of SPV.

Section 6.02         Effect of Termination. If this Agreement is terminated pursuant to Section 6.01, this Agreement shall become void and of no effect with no liability on the part of either party hereto.

ARTICLE VII

MISCELLANEOUS

Section 7.01          Amendments; No Waivers.

(a)  At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented by the sole member and the Board of Managers of SPV and the Board of Directors of Avid, whether before or after the adoption of this Agreement by the sole member of SPV; provided, however, that after any such adoption, there shall not be made any amendment that by law requires the further approval by such member of SPV without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Avid and SPV.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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Section 7.02         Integration. All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, between SPV and Avid, or their representatives, are merged into this Agreement, and this Agreement shall constitute the entire understanding between SPV and Avid with respect to the subject matter hereof.

Section 7.03          Successors and Assigns. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto.

Section 7.04          Governing Law. This Agreement shall in all respects be interpreted by, and construed, interpreted and enforced in accordance with and pursuant to the laws of the State of Delaware.

Section 7.05          Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the date first above written.

AVID SPV, LLC By: /s/ Daniel Hart Name: Daniel Hart Title: Chief Financial Officer AVID BIOSERVICES, INC. By: _/s/ Daniel Hart Name: Daniel Hart Title: Chief Financial Officer

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